UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  October 17, 2018

Invesco Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-13908	98-0557567
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Peachtree Street, N.E., Atlanta, Georgia 30309
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (404) 892-0896

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01   Entry Into a Material Definitive Agreement
As previously disclosed, on October 17, 2018, Invesco Ltd. ("Invesco") and certain affiliates of Invesco and Massachusetts Mutual Life Insurance Company ("MassMutual") entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Invesco agreed to acquire (the "Acquisition") the OppenheimerFunds investment management business of MassMutual ("Oppenheimer").
Pursuant to the terms and conditions of the Merger Agreement, Invesco will acquire Oppenheimer for aggregate merger consideration (the "Purchase Price") consisting of (i) 81,859,308 shares of common stock, par value $0.20 per share, of Invesco (the "Common Stock") and (ii) $4.0 billion in shares of a new class of preference shares, par value $0.20 each, of Invesco (the "Preferred Stock"), subject to potential adjustments as described below.  Invesco will, as part of the 81,859,308 shares of Common Stock, issue restricted Common Stock awards to certain employees of Oppenheimer who own restricted shares of common stock of Oppenheimer.
The Preferred Stock will have a liquidation preference of $1,000 per share and a fixed cash dividend rate of 5.90% per annum, payable quarterly on a non-cumulative basis when, if and as declared by the Board of Directors of Invesco.  However, if Invesco has not declared and paid or set aside for payment full quarterly dividends on the Preferred Stock for a particular dividend period, it may not declare or pay dividends on, or redeem, purchase or acquire, its Common Stock or other junior securities in the next succeeding dividend period.  Shares of Preferred Stock will not be redeemable prior to the 21st anniversary of their original issue date.  The Preferred Stock will not have any voting rights except as expressly required by law or the Bye-Laws of Invesco, and except that the affirmative vote of the holders of a majority of all outstanding shares of Preferred Stock will be required (i) to authorize or increase the authorized amount of, or issue Preferred Stock or any class or series of stock ranking senior to, the Preferred Stock with respect to the payment of dividends or in the distribution of assets upon liquidation, dissolution or winding up of Invesco ("Senior Security"), or to issue any obligation or security convertible into or evidencing the right to purchase any Preferred Stock or any Senior Security, (ii) to authorize or approve certain mergers, amalgamations or consolidations of Invesco unless Invesco is the surviving corporation in the transaction and the Preferred Stock remains outstanding or, if Invesco is not the surviving corporation, the Preferred Stock is not changed into anything other than a class or series of preference shares with rights and preferences substantially the same as those of the Preferred Stock and (iii) for certain amendments to Invesco's organizational and governing documents. The Preferred Stock will not be convertible into any other class of capital stock of Invesco.
Pursuant to the Merger Agreement, the Purchase Price is subject to potential adjustment if the net working capital of Oppenheimer is more or less than an agreed target working capital, and may also be adjusted downward if the annual revenue run-rate for Oppenheimer at closing, excluding the impact of market movements (the "Closing Revenue Run Rate"), is less than an agreed amount of Oppenheimer's revenue run rate as of September 30, 2018 (the "Base Revenue Run Rate").
The completion of the Acquisition is subject to certain customary closing conditions for a transaction of this nature, including, among others (i) expiration or termination of the applicable Hart-Scott-Rodino Antitrust Improvements Act waiting period and receipt of certain required regulatory approvals, (ii) absence of injunctions prohibiting the completion of the Acquisition, (iii) approval from the New York Stock Exchange for the listing of the shares of Common Stock to be issued as part of the Purchase Price, (iv) adoption by Invesco of the Certificate of Designation for the Preferred Stock to be issued as part of the Purchase Price, (v) subject to certain materiality thresholds, the accuracy of the representations and warranties made by the other party, (vi) material compliance by such other party with its respective obligations under the Merger Agreement and (vii) the Closing Revenue Run Rate being equal to at least 75% of the Base Revenue Rate.  Additionally, MassMutual's obligation to complete the transaction is subject to the receipt of a favorable opinion from its counsel regarding certain tax matters.
The Merger Agreement may be terminated by either party if the closing has not been consummated by September 30, 2019, provided that such party is not in material breach of the Merger Agreement resulting in the failure of the closure to occur by such date.  The Merger Agreement may also be terminated in certain other circumstances, including if completion of the Acquisition would violate a non-appealable final order or injunction, if the other party breaches any of its representations, warranties or covenants and such breach would result in the failure of the terminating party's conditions to closing being met and cannot be (or has not been) cured within 30 days of receipt of notice by the breaching party, or if certain board approvals by the boards of directors of the Oppenheimer and Invesco fund complexes have not been obtained by December 14, 2018.
Invesco and Oppenheimer have each made customary representations and warranties in the Merger Agreement with respect to their respective businesses and ability to enter into and consummate the Acquisition.  The parties have agreed under the Merger Agreement to cooperate in seeking regulatory approvals and to otherwise facilitate the completion of the Acquisition, and to conduct business in the ordinary course and to not take certain actions during the period between signing and closing.  The Merger Agreement contains customary indemnification rights for transactions of this type from each party, including with respect to breaches of representations, warranties or covenants and certain other specified matters, subject to de minimis thresholds, deductible amounts and caps.
In connection with and subject to the completion of the Acquisition, the parties have also agreed to enter into certain ancillary agreements, including a shareholder agreement (the "Shareholder Agreement") to govern the relationship between the parties post-closing.  The Shareholder Agreement will provide for the expansion of the Invesco Board by one director and the addition of one director selected by MassMutual.  MassMutual's board designation right will continue as long as it owns at least (i) 10% of the outstanding Common Stock or (ii) 5% of the outstanding Common Stock and $2 billion in liquidation preference of Preferred Stock.
The Shareholder Agreement will require that as long as MassMutual has board designation rights, it must vote its shares of Common Stock as recommended by the Invesco Board on all matters relating to (i) the election or removal of directors, (ii) matters approved by Invesco's Compensation Committee and (iii) any change of control transaction supported unanimously by the Invesco Board.  Additionally, with certain exceptions, as long as MassMutual owns at least 20% of the Common Stock, it will be required to vote on all matters as recommended by the Invesco Board.
The Shareholder Agreement will provide MassMutual with certain customary minority rights, including that as long as MassMutual has board designation rights, Invesco may not, without MassMutual's consent, change its capital structure in a manner reasonably likely to result in a two-level (or greater) ratings downgrade or amend its organizational documents in a manner that would adversely affect MassMutual's rights compared to Invesco's shareholders generally, or adopt a shareholder rights plan.
The Shareholder Agreement will generally prohibit MassMutual from transferring any of its shares of Common Stock for two years, and shares of Preferred Stock for five years, after the closing of the Acquisition.  The Shareholder Agreement will also contain customary standstill provisions, including that as long as MassMutual has board designation rights, it may not, without Invesco's consent, acquire additional shares that would cause its Common Stock ownership percentage to exceed 22.5% (or 24.5% in certain circumstances), and that MassMutual may not, among other things, propose any merger or similar transaction with Invesco or solicit proxies or take other actions to seek to control or influence the management or policies of Invesco.
The Shareholder Agreement will also contain customary registration rights requiring Invesco to register the offer and sale of Common Stock and Preferred Stock issued in the Acquisition.
The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which Invesco will file with the U.S. Securities and Exchange Commission as an exhibit to its Form 10-Q for the fiscal quarter ending September 30, 2018.  The Merger Agreement will be filed in order to provide investors and security holders with information regarding its terms.  It is not intended to provide any other factual or financial information about Invesco, MassMutual, Oppenheimer or their respective subsidiaries and affiliates.  The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures, and may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants, or any descriptions thereof, as characterizations of the actual state of facts or condition of Invesco, MassMutual, Oppenheimer or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Invesco.
Item 3.02     Unregistered Sales of Equity Securities.
The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.  The issuance of the Common Stock and Preferred Stock in the Acquisition is expected to be exempt from the registration requirements of the Securities Act of 1933, as amended, because such issuance will not involve a public offering.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Company Name

October 19, 2018	By:	/s/ Robert H. Rigsby
Robert H. Rigsby
Assistant Secretary and Managing Director - Corporate Legal